Exhibit 10.5

PACS GROUP, INC. 2024 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE
PACS Group, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the stock option (the “Option”) described in this Stock Option Grant Notice (this “Grant Notice”), subject to the terms and conditions of the PACS Group, Inc. 2024 Incentive Award Plan (as amended from time to time, the “Plan”) and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[To be specified]

Grant Date:	[To be specified]

Exercise Price per Share:	[To be specified]

Shares Subject to the Option:	[To be specified]

Final Expiration Date:	[To be specified]

Vesting Commencement Date:	[To be specified]

Vesting Schedule:	[To be specified]

Type of Option	[Incentive Stock Option]/[Non-Qualified Stock Option]
By accepting (whether in writing, electronically or otherwise) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

PACS GROUP, INC.	PARTICIPANT

By:

Name:	[Participant Name]

Title:

Exhibit A
STOCK OPTION AGREEMENT
Capitalized terms not specifically defined in this Stock Option Agreement (this “Agreement”) have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
ARTICLE I.
GENERAL
1.1    Grant of Option. The Company has granted to Participant the Option effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”).
1.2    Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
ARTICLE II.
PERIOD OF EXERCISABILITY
2.1    Commencement of Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated. Notwithstanding anything in the Grant Notice, the Plan or this Agreement to the contrary, unless the Administrator otherwise determines, the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s Termination of Service for any reason (after taking into consideration any accelerated vesting and exercisability which may occur in connection with such Termination of Service).
2.2    Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.
2.3    Expiration of Option. The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:
(a)    The final expiration date in the Grant Notice; provided, however, such final expiration date may be extended pursuant to Section 5.3 of the Plan;
(b)    Except as the Administrator may otherwise approve, the expiration of three months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for Cause or by reason of Participant’s death or Disability;
(c)    Except as the Administrator may otherwise approve, the expiration of one year from the date of Participant’s Termination of Service by reason of Participant’s death or Disability; and
(d)    Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause.

ARTICLE III.
EXERCISE OF OPTION
3.1    Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.
3.2    Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.
3.3    Tax Withholding; Exercise Price.
(a)    Subject to Section 3.3(b) and 3.3(c), payment of the exercise price and withholding tax obligations with respect to the Option may be by any of the following, or a combination thereof, as determined by the Company:
(i)    Cash or check;
(ii)    In whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Option creating the tax obligation, valued at their Fair Market Value on the date of delivery;
(iii)    Subject to Section 9.10 of the Plan, delivery (including electronically or telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon exercise of the Option, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable exercise price and/or tax withholding obligations; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator; or
(iv)    In whole or in part by the Company withholding of Shares otherwise issuable upon exercise of this Option.
(b)    Unless the Company otherwise determines, the Company shall withhold, or cause to be withheld, Shares otherwise issuable under this Option in satisfaction of any exercise price and/or applicable withholding tax obligations.
(c)    Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean (i) if Participant is subject to Section 16 of the Exchange Act, the greater of (A) the minimum applicable statutory tax withholding rate or (B) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction, or (ii) if Participant is not subject to Section 16 of the Exchange Act, the minimum applicable statutory tax withholding rate or such other higher rate approved by the Company; provided, however, that (i) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (ii)

the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the Option under generally accepted accounting principles.
(d)    Participant acknowledges that Participant is ultimately liable and responsible for the exercise price and all taxes owed in connection with the Option (and, with respect to taxes, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option). Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.
ARTICLE IV.
OTHER PROVISIONS
4.1    Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.2    Clawback. The Option and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Company’s Policy for Recovery of Erroneously Awarded Compensation.
4.3    Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Chief Legal Officer and General Counsel at the Company’s principal office or the Chief Legal Officer and General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.4    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.5    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.6    Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.8    Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the Option without the prior written consent of Participant.
4.9    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.10    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms of this Agreement.
4.11    Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
4.12    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
4.13    Incentive Stock Options. If the Option is designated as an Incentive Stock Option:
(a)    Participant acknowledges that to the extent the aggregate fair market value of shares (determined as of the time the option with respect to the shares is granted) with respect to which stock options intended to qualify as “incentive stock options” under Section 422 of the Code, including the Option, are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such stock options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such stock options (including the Option) will be treated as non-qualified stock options. Participant further acknowledges that the rule set forth in the preceding sentence will be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code. Participant also acknowledges that if the Option is exercised more than three months after Participant’s Termination of Service, other than by reason of death or Disability, the Option will be taxed as a Non-Qualified Stock Option.
(b)    Participant will give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or other transfer is made (i) within two years from the Grant Date or (ii) within one year after the transfer of such Shares to Participant. Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.
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